Exhibit 99.1

MEDICALE CORP

MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY HELD ON

aUGUST 17, 2020 AT OTAR LORTKIFANIDZE 16, TBILISI, GEORGIa, 0114

Present: Borisi Alborovi

Borisi Alborovi took the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES

WHEREAS a subscriber named below has agreed to subscribe for the shares of common stock.

UPON MOTION, IT WAS RESOLVED that 3,200,000 shares of common stock in the capital of the Company were subscribed for at a price of $0,0001 per share. These shares should be recorded as fully paid and non-assessable to the subscriber:

Name of Subscriber	Number of Shares
Borisi Alborovi	3,200,000

TERMINATION OF MEETING

UPON MOTION, IT WAS RESOLVED that the Meeting terminate.

/s/Borisi Alborovi

Recording Secretary

MEDICALE CORP

MINUTES OF A MEETING OF THE DIRECTORS OF THE COMPANY HELD ON

September 22, 2020 AT OTAR LORTKIFANIDZE 16, TBILISI, GEORGIa, 0114

Present: Borisi Alborovi

Borisi Alborovi took the chair and acted as the Recording Secretary of the Meeting.

ISSUANCE OF SHARES

WHEREAS a subscriber named below has agreed to subscribe for and has paid for shares of common stock.

UPON MOTION, IT WAS RESOLVED that 200,000 shares of common stock in the capital of the Company were subscribed for at a price of $0,001 per share. These shares should be recorded as fully paid and non-assessable to the subscriber:

Name of Subscriber	Number of Shares
Zauri Mdinaradze	200,000

TERMINATION OF MEETING

UPON MOTION, IT WAS RESOLVED that the Meeting terminate.

/s/Borisi Alborovi

Recording Secretary